EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "**Agreement**") is made and entered into as of March 7, 2024 (the "**Effective Date**"), between Safety Shot Inc., a Delaware corporation, whose principal place of business is 1061 E Indiantown Rd, Suite 110, Jupiter, FL 33477 (the "**Company**") and Jordan Schur, an individual whose mailing address is 19222 Pacific Coast Highway, Malibu, California 90265 (the "**Employee**").

RECITALS

WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company and to enter into a formal employment agreement for the benefit and protection of both parties;

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Employee do hereby agree as follows:

AGREEMENT

1. **Recitals.** The above recitals are true, correct, and are herein incorporated by reference.

2. **Employment.** The Company hereby employs the Employee as the Company's President, and the Employee hereby accepts employment as a full-time employee of the Company, upon the terms and conditions hereinafter set forth. Notwithstanding the foregoing, the Company acknowledges and agrees that the Employee is presently engaged, and anticipates that he will continue to be engaged from time to time during the term of this Agreement, in various active projects in the motion picture, television and music industries, and that nothing in this Agreement shall prevent the Employee from continuing to be engaged during the term of this Agreement in projects involving the production, distribution and other exploitation of motion pictures, television programming, and music.

3. **Duties and Responsibilities.** During the term of this Agreement, the Employee shall serve as President of the Company. The Employee shall report to the Company's Chief Executive Officer (the "**CEO**").

4. **At-Will Employment.** Employee's employment with the Company shall be "at-will", and as such, can be terminated at any time with or without cause. If Employee is terminated without "Cause" as is defined in Section 6 (c) below, Employee shall be entitled to certain benefits and severance as set forth in this Agreement and in accordance with the policies and practices of the Company to the extent not inconsistent with the terms of this Agreement.

5. **Compensation and Benefits.**

   a. **Salary.** During the Term of this Agreement, the Employee shall be paid an initial base salary (the "**Base Salary**") of $300,000.00 per annum payable bi-monthly.

   b. **Pay Increase.** Should the Company achieve annual revenue of $10,000,000.00 for the first time in any fiscal year of the Company (a "**Fiscal Year**"), Employee shall receive a pay increase of $100,000 per annum for an aggregate Base Salary of $400,000.00 per annum, effective as of January 1 of the year immediately

following such Fiscal Year. Should the Company achieve annual revenue of $15,000,000.00 for the first time in any Fiscal Year, Employee shall receive an additional pay increase of $100,000 for an aggregate Base Salary of $500,000.00 per annum, effective as of January 1 of the year immediately following such Fiscal Year. Employee's Base Salary shall remain at $500,000.00 per annum until the CEO, in conjunction with the Compensation Committee of the Company's Board of Directors, determines otherwise.

c. __Stock Options__. As additional compensation, on the Effective Date, Employee shall receive an initial grant of Company stock options for Company common stock (**"Options"**) of 1,000,000 shares of Company common stock (the **"Initial Options"**). The Initial Options will have an exercise price equal to the closing price on Nasdaq as of the Effective Date. The Initial Options shall vest 25% at the end of each fiscal quarter of the Company (a **"Fiscal Quarter"**), such that 250,000 options shall vest on April 1, 2024; 250,000 options shall vest on July 1, 2024; 250,000 options shall vest on October 1, 2024, and 250,000 options shall vest on January 1, 2025. The parties intend that the Employee will receive additional grants of Options for fiscal year 2025 and subsequent years subject to approval by the Company's Board of Directors. In addition, the Company shall cause all necessary actions to be timely taken, all approvals to be timely obtained, and all Option grants to the Employee to timely occur, all in accordance with applicable law, such that the following additional Options (i.e., incremental to the Initial Options)(**"Additional Options"**; the Additional Options and the Initial Options, collectively, **"Options"**) will be granted and vest as follows: for each increment in annual revenue of $10,000,000.00 achieved by the Company for any Fiscal Year in excess of a base year of $10,000,000.00 (an **"Option Related Revenue Target"**), the Employee shall be granted 100,000 Additional Options which shall vest in full effective as of January 1 of the Fiscal Year immediately following the Fiscal Year for which such increment in annual revenue shall have been achieved. Following the Company's having achieved an aggregate of $200,000,000 of annual revenue and the granting and vesting of the 100,000 Additional Options earned by the Employee as a result of achievement of such target, the foregoing grants of Additional Options shall cease to apply.

d. __Benefits.__ As an employee of the Company, you will be eligible for health/life/disability insurance coverage supplied per Company policy and other benefits as may be established by Employer from time to time with respect to its employees in accordance with the Company's established procedures.

e. __Vacation.__ The Company has an unlimited Paid Time Off (**"PTO"**) policy such that the number of paid days off is not limited and is to be determined between Employee and his direct supervisor, the Company's CEO. The Company does not keep a vacation "bank" for employees and unused vacation days do not carry over from year to year.

f. __Business Expense Reimbursement.__ During the term of the Employee's employment by the Company, the Employee shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Employee (in accordance with the policies and procedures established by the Company for its employees) in performing services hereunder, provided the Employee properly

accounts therefor.

6. <u>Consequences of Termination of Employment.</u>

a. **<u>Death.</u>** This Agreement and the Employee's employment hereunder shall be terminated by the death of the Employee, and all vested but unexercised Options shall remain exercisable by the Employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee, through the term of such Option.

b. **<u>Disability.</u>**

i. In the event of the Employee's Disability, as hereinafter defined, the Employee shall be entitled to compensation in accordance with the Company's disability compensation practice for Employees.

c. **<u>Termination by the Company for Cause.</u>**

i. Nothing herein shall prevent the Company from terminating Employee for "**Cause**," as hereinafter defined.

ii. "**Cause**" shall mean each action or event specified in clauses (A) through (D) below that occurs subsequent to the date of execution and delivery by the parties hereto of this Agreement (the "**Execution Date**"): (A) the Employee committing an act of gross negligence that is materially injurious to the Company or embezzlement against the Company; (B) the Employee is charged with a felony involving moral turpitude; or (C) the Employee being convicted of a felony under the laws of the United States or any state thereof. Any other termination shall be deemed a termination "**Without Cause.**"

iii. "**Disability**" shall mean that, as a result of incapacity due to physical or mental illness or injury, the Employee shall have been unable to perform his duties hereunder either for one hundred eighty (180) days during a twelve (12) month period or for four consecutive months.

d. **<u>Termination by the Company Without Cause.</u>** In the event that Employee's employment shall be terminated Without Cause, the following shall apply: (A) Company will pay to Employee within thirty (30) days following the last day of the Employee's employment by the Company (i) all of the Employee's accrued compensation, (ii) as severance, in one lump sum, an amount equal to six (6) months of Employee's then Base Salary (the "**Severance Payment**"), (iii) an amount equal to all accrued and unpaid annual incentive bonuses relating to any prior years, if any, at the time of Employee's termination of employment, (iv) all Reimbursable Expenses, (v) reimbursement of insurance premiums payable to continue Employee's group health for a period of six (6) months from the date of termination, including coverage pursuant to the provisions of COBRA, and, (vi) a pro-rata portion of any annual incentive bonus becoming earned on performance for the Fiscal Year in which the date of termination occurs, (B) an additional six (6) months of Employee's Options shall be granted and shall vest as of the date of the Employee's termination, provided, however, that with respect to the Initial Options only, in no event shall Options in excess of an aggregate of 1,000,000 Initial Options vest pursuant to Section 5(c) above and this clause (b) of this Section 6(d) upon Employee's employment being terminated Without Cause, (C) if the Company shall achieve any Option Related Revenue Target for the Fiscal Year in which the Employee shall be terminated without Cause, the Employee shall

be entitled to granted the relevant number of Additional Options, and such Additional Options shall vest, all in accordance with the terms of Section 5(c)(B) above, and the Employee shall have a period of ninety (90) days to exercise such Additional Options following the latest to occur of (x) the granting of such Additional Options, (y) the vesting of such Additional Options, and (z) the receipt by the Employee of written notice from the Company that such Additional Options have been granted to the Employee and have vested in accordance with the terms of this Agreement, and (D) following the date of the Employee's termination, Employee shall have ninety (90) days in which to exercise any vested Options (other than the Additional Options described in the foregoing clause (C) which shall be exercisable in accordance with the terms of such clause (C)). After the relevant ninety (90) day period described in the foregoing clauses (C) and (D) shall have expired, all then unexercised Options that were required to be exercised during such ninety (90) day period shall be forfeited and returned to the Company's option pool.

e. **Voluntary Termination and Termination for Cause.** In the event that the Employee is either terminated for Cause or the Employee voluntarily terminates his or her employment, the following shall apply: (A) following the date of termination, the Employee shall have ninety (90) days in which to exercise any vested Options. After such ninety (90) day period, all then unexercised Options shall be forfeited and returned to the Company's option pool, (B) all accrued and unpaid compensation shall be paid to the Employee within thirty (30) days, (C) all Reimbursable Expenses shall be paid to the Employee within thirty (30) days, and (D) Employee shall not be entitled to any Severance Payment.

7. **Restrictive Covenant and Non-Disclosure of Information.**

a. **Restrictive Covenant.** The Employee acknowledges and recognizes the highly competitive nature of the Company's business and the goodwill, continued patronage, and specifically that the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the Company's having entered into this Agreement, in the event that the Employee's employment is terminated by reason of Disability pursuant to Section 6(b) hereof or for Cause pursuant to Section 6(c) hereof or if the Employee voluntarily terminates this Agreement pursuant to Section 6(e) hereof, then the Employee agrees that during the Restrictive Period and within the Restricted Area, the Employee will not, directly or indirectly solicit, induce or influence any of the Company's Clients which has a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

b. **Non-Disclosure of Proprietary Information.** Employee agrees that in the event that Employee's employment shall have been terminated, during the Restricted Period, Employee will not knowingly use or disclose any Proprietary Information of the Company for the Employee's own purposes or for the benefit of any entity engaged in Competitive Business Activities. As used herein, the term **"Proprietary Information"** shall mean trade secrets or confidential proprietary information of the Company which are material to the conduct of the business of the Company. No information can be considered Proprietary Information unless the same is a unique process or method material to the conduct of the Company's business, or is a customer list or similar list of persons engaged in business activities with Company. Employee further agrees that in the event his employment by the Company is

terminated, all Documents in his possession at the time of such termination that contain Proprietary Information shall either be returned to the Company at the Company's principal place of business or destroyed.

c. **Documents.** "**Documents**" shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records and invoices reflecting business operations; and all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents.

d. **Company's Clients.** The "**Company's Clients**" shall be deemed to be any companies with whom the Company conducts business.

e. **Restrictive Period.** The "**Restrictive Period**" shall be deemed to be three (3) years following termination of the Employee's employment by the Company.

f. **Restricted Area.** The "**Restricted Area**" shall be within a three hundred (300) mile radius of the Company's principal office at the time of termination.

g. **Competitive Business Activities.** The term "**Competitive Business Activities**" as used herein shall be deemed to mean the business of the Company at the time of termination.

h. **Covenants as Essential Elements of this Agreement.** It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7(a) and (b) hereof are essential elements of this Agreement, and that but for the agreement by the Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Employee.

i. **Survival After Termination of Agreement.** Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7(a) and (b) hereof shall survive the termination of this Agreement and the Employee's employment with the Company.

j. **Remedies.**

i. The Employee acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Section 7(a) or (b) hereof would be inadequate and a breach thereof would cause irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Employee of any of the provisions of Section 7(a) or (b) hereof, the Employee agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, the Company, without posting any bond, shall be entitled to obtain, and the Employee agrees not to oppose, the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available to the Company.

ii. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach of Section 7(a) or (b) hereof.

8. **Indemnification.** To the fullest extent permitted by Delaware law, the Company hereby agrees to indemnify and hold harmless the Employee against all liabilities, losses, damages, fees (including, without limitation, attorneys' fees), costs and expenses arising out of any claim, demand, suit, action, cause of action, arbitral proceeding, or governmental or other investigation, in each case, arising out of or related to the Employee's employment by, or service as an officer of, the Company, including, without limitation, instances where the Employee is personally named as a defendant in any suit, action, arbitral proceeding, or investigation. The Employee shall continue to be covered by the Certificate of Incorporation and/or the Bylaws of the Company with respect to matters occurring on or prior to the date of termination of the Employee's employment with the Company, subject to all the provisions of Delaware and Federal law and the Certificate of Incorporation and Bylaws of the Company then in effect. Such reasonable expenses, including attorneys' fees, that may be covered by the Certificate of Incorporation and/or Bylaws of the Company shall be paid by the Company on a current basis in accordance with such provision, the Company's Certificate of Incorporation and Delaware law. To the extent that any such payments by the Company pursuant to the Company's Certificate of Incorporation and/or Bylaws may be subject to repayment by the Employee pursuant to the provisions of the Company's Certificate of Incorporation or Bylaws, or pursuant to Delaware or Federal law, such repayment shall be due and payable by the Employee to the Company within three (3) months after the termination of all proceedings, if any, which relate to such repayment and to the Company's affairs for the period prior to the date of termination of the Employee's employment with the Company and as to which Employee has been covered by such applicable provisions.

9. **Withholding.** Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or the Employee's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine that it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

10. **Notices.** Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Employee to the Employee's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate. All notices shall be effective upon receipt or refusal to accept receipt by the addressee.

11. **Waiver.** Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any obligation hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act hereunder shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12. **Completeness and Modification.** This Agreement constitutes the entire agreement and understanding between the parties hereto superseding all prior and contemporaneous agreements and understandings between the parties hereto concerning the subject matter of this Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

13. **Counterparts.** This Agreement may be executed in two one or more counterparts, each of which shall be deemed an original but both of which shall constitute but one agreement.

14. **Binding Effect/Assignment.** This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Employee but shall be assignable by the Company (i) in connection with the sale, transfer or other disposition of its business or (ii) to any of the Company's affiliates controlled by or under common control with the Company, provided that in the latter case, the Company shall continue to be bound by the terms thereof.

15. **Governing Law.** This Agreement shall become valid when executed and delivered by both parties hereto. The parties agree that this Agreement shall be deemed made and entered into in the State of Florida and shall be governed by and construed under and in accordance with the laws of the State of Florida. Anything in this Agreement to the contrary notwithstanding, the Employee shall conduct the Employee's business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city or other political subdivision in which the Employee is located.

16. **Further Assurances.** Both parties hereto shall execute and deliver such other agreements, instruments, certificates and documents, and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

17. **Headings.** The headings of the sections and subsections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

18. **Survival.** Any termination of this Agreement shall not affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

19. **Severability.** The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word, or of any provision set forth in this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

20. **Enforcement.** Should it become necessary for either party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

21. **Venue.** The Company and the Employee acknowledge and agree that Palm Beach County, Florida shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement, and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

22. **Construction.** This Agreement shall be construed within the fair meaning of each of

its terms and not against the party drafting the document.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

THE COMPANY:

SAFETY SHOT, INC.

By:________________________
Jarrett Boon, CEO

THE EMPLOYEE:

____
Jordan Schur

President
SAFETY SHOT